Exhibit 99.1

VIPER ENERGY PARTNERS LP ANNOUNCES RETIREMENT OF BOARD MEMBER

MIDLAND, Texas, December 15, 2022 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced that Rosalind Redfern Grover, who has served as a member of the Board of Directors of Viper’s General Partner since 2014, has elected to retire from the Board, effective at the end of the year.

“On behalf of the entire Board and management team, I would like to thank Rosalind for her over eight years of service as a member of the Board. Her leadership and experience in the oil and gas industry was instrumental in helping Viper pave the way as a public company in the minerals and royalties space. Rosalind is an instrumental figure in the Texas oil and gas industry, and we wish her all the best in her retirement,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Investor Contact:

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.